                                                                     EXHIBIT 3.6

                                STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE
                      ------------------------------------


         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AGREEMENT OF MERGER, WHICH MERGES:

         "MW PETROLEUM CORPORATION", A COLORADO CORPORATION,

         WITH AND INTO "APACHE CORPORATION" UNDER THE NAME OF" APACHE CORPORATION", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE NINETEENTH DAY OF AUGUST, A.D. 1998, AT 8:31 O'CLOCK A.M.

         AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AGREEMENT OF MERGER IS THE FIRST DAY OF SEPTEMBER, A.D. 1998.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                       /s/ Edward J. Freel
                                       -----------------------------------------
                                       Edward J. Freel, Secretary of State

                                     [SEAL]


     0482215  8100M                            AUTHENTICATION:    9261680
     981324886                                           DATE:    8-19-98

                       CERTIFICATE OF OWNERSHIP AND MERGER


                                     MERGING
                            MW PETROLEUM CORPORATION
                                      INTO
                               APACHE CORPORATION


         Apache Corporation, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That Apache Corporation was incorporated on the 6th day of December, 1954, pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That Apache Corporation owns all of the issued and outstanding shares of the capital stock of MW Petroleum Corporation, a corporation formerly known as MW Acquisition Corporation and which was incorporated on the 20th day of December, 1991, pursuant to the Revised Statutes of the State of Colorado.

         THIRD: That Apache Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 30th day of April, 1998, determined to and did merge into itself said MW Petroleum Corporation:

         RESOLVED: That MW Petroleum Corporation ("MW"), a wholly owned subsidiary of Apache Corporation, be merged with and into Apache Corporation ("Apache"), with Apache being the surviving corporation.

         FURTHER RESOLVED: That the merger shall be effective on September 1, 1998.

         FURTHER RESOLVED: That the Restated Certificate of Incorporation of Apache, as heretofore amended and as in effect on the date of the merger, shall continue in full force and effect as the Restated Certificate of Incorporation of the surviving corporation.

         FURTHER RESOLVED: That each share of the capital stock of Apache, the surviving corporation, issued and outstanding on the effective date of the merger shall remain issued and outstanding.

         FURTHER RESOLVED: That each share of the capital stock of MW issued and outstanding on the effective date of the merger shall be cancelled without consideration, and no shares of the capital stock of Apache, the surviving corporation, shall be issued in exchange therefore.

         FURTHER RESOLVED: That the bylaws of Apache, as they exist on the effective date of the merger, shall be and remain the bylaws of Apache, the surviving corporation, until the same shall be altered, amended or repealed as therein provided.

         FURTHER RESOLVED: That the directors and officers of Apache on the effective date of the merger shall be the directors and officers of the surviving corporation and shall continue in office until the next annual meeting of stockholders and until their successors have been elected and qualified.

         FURTHER RESOLVED: That, upon the merger taking effect, Apache shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as a private nature, of each of Apache and MW; that all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other chooses in action, and every other interest of or belonging to or due to MW shall be deemed to be transferred to and vested in Apache without further act or deed; that the title to any real estate, or any interest therein vested in either of Apache or MW shall not revert or be in any way impaired by reason of the merger; and that such transfer to and vesting in Apache shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger by law or by express provision in any contract, agreement, decree, order, or other instrument to which either of Apache or MW is a party or by which either is bound.

         FURTHER RESOLVED: That, upon the merger taking effect, Apache shall be responsible and liable for all the liabilities and obligations of MW; that any claim existing or action or proceeding, whether civil or criminal, pending by or against MW may be prosecuted as if the merger had not taken place; and that neither the rights of creditors nor any liens upon the property of either of Apache or MW shall be impaired by such merger.

         FURTHER RESOLVED: That the proper officers of Apache are hereby authorized and directed, in the name and on behalf of Apache, to prepare and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions authorizing the merger of MW with and into Apache and the assumption by Apache of the liabilities and obligations of MW, and the date of adoption thereof, and to cause such Certificate of Ownership and Merger to be filed with the Delaware Secretary of State and a certified copy of same recorded in the office of the Recorder of Deeds of New Castle County.

         FURTHER RESOLVED: That the proper officers of Apache be, and they hereby are, authorized and directed to take such further action and to execute and file such certificates and other documents as they, in their discretion, shall deem necessary or advisable to consummate the merger and effect the foregoing resolutions including, without limitation, articles of merger or share exchange for filing with the Colorado Secretary of State.

         FURTHER RESOLVED: This merger may be amended or terminated and abandoned by the Board of Directors of Apache at any time prior to the date of filing the merger with the Secretary of State of Delaware and of Colorado.

         IN WITNESS WHEREOF, Apache Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officers as of this 7th day of August, 1998.

                                       APACHE CORPORATION


                                       By: /s/ G. Steven Farris
                                           -------------------------------------
                                           G. Steven Farris
                                           President and Chief Operating Officer

ATTEST:


/s/ Cheri L. Peper
-----------------------------------
Cheri L. Peper
Corporate Secretary